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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
PELICAN FINANCIAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 25, 2003

Dear Stockholder:

        We invite you to attend our annual meeting of the stockholders of Pelican Financial, Inc., which will be held on Thursday, April 24, 2003, at 9:00 a.m. local time at the Travis Pointe Country Club, 2829 Travis Pointe Road, Ann Arbor, Michigan.

        The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, members of management will also report on our operations and other matters affecting Pelican Financial. Our directors and officers, as well as a representative of our independent auditors, Crowe, Chizek and Company LLP, are expected to be present to respond to any questions that shareholders may have.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. This will not prevent you from attending the meeting and voting in person, but will assure that your vote is counted if you are unable to attend the meeting. YOUR VOTE IS VERY IMPORTANT.

        Refreshments will be available prior to the Meeting, during which time the members of the Board of Directors hope to visit with you personally.

                    Sincerely,

                    Charles C. Huffman
                    President and Chief Executive Officer

PELICAN FINANCIAL, INC.
3767 RANCHERO ROAD
ANN ARBOR, MICHIGAN 48108
(800) 765-5562

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 24, 2003

To our shareholders:

        The Annual Meeting of Shareholders of Pelican Financial, Inc. will be held on Thursday, April 24, 2003, at 9:00 a.m. local time at the Travis Pointe Country Club, 2829 Travis Pointe Road, Ann Arbor, Michigan.

        At our meeting, we will ask you to act on the following matters:

  1.
  Election of Directors. Elect three persons to the Board of Directors to serve for a term of three years. Charles C. Huffman, Brenda L. Jones and Michael D. Surgen are the nominees.

  2.
  Ratification of Appointment of Independent Public Accountants. Ratify the appointment of Crowe, Chizek and Company, LLP as independent public accountants for the year ending December 31, 2003.

        If you sign the proxy card enclosed, you also permit the proxy holder to vote, in their discretion, upon other matters that may come before the annual meeting. As of the date of mailing, the Board of Directors is not aware of any other matters that may come before the annual meeting.

        If you were a shareholder of record at the close of business on March 10, 2003, you may vote at the meeting or at any postponement or adjournment of the meeting.

        It is important that all shareholders vote. We urge you to sign and return the enclosed proxy as promptly as possible, regardless of whether or not you plan to attend the meeting in person. If you do attend the meeting, you may then withdraw your proxy and vote in person.

                      By Order of the Board of Directors

                      Raleigh E. Allen, Jr.
                      Secretary

Dated: March 25, 2003
Ann Arbor, Michigan

PROXY STATEMENT
FOR
PELICAN FINANCIAL, INC.
3767 RANCHERO DRIVE
ANN ARBOR, MICHIGAN 48108
(800) 765-5562

        This proxy statement contains information about the annual meeting of shareholders of Pelican Financial, Inc. to be on Thursday, April 24, 2003, at 9:30 a.m. local time at the Travis Pointe Country Club, 2829 Travis Pointe Road, Ann Arbor, Michigan and at any postponements or adjournments of the meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

        We sent you this Proxy Statement and the enclosed proxy card because you were a shareholder of Pelican Financial on March 10, 2003. Our Board of Directors chose this day as the record date for shareholders entitled to vote at the Annual Meeting of Shareholders. The Board of Directors is soliciting your vote at the Annual Meeting of Shareholders.

        This Proxy Statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        We began sending this Proxy Statement, Notice of Annual Meeting and the enclosed proxy card on or about March 28, 2003 to all shareholders entitled to vote. On the record date, there were 4,440,241 shares of our common stock issued and outstanding. The common stock is our only class of stock outstanding. We are also sending our Annual Report/Form 10-K for the fiscal year ended December 31, 2002 along with this Proxy Statement. The Annual Report/Form 10-K is not to be deemed a part of the material for the solicitation of proxies.

How do I vote by proxy?

        You vote your proxy by completing the proxy card enclosed in accordance with its instructions, signing and dating the proxy and returning it in the postage-paid envelope. You may also just sign and date your proxy card and return it. Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.

        If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

  •
  "FOR" the election of all three nominees for director, and

  •
  "FOR" ratification of the appointment of Crowe Chizek and Company, LLP as independent accountants for the year ending December 31, 2003.

        In addition, the proxy card confers authority on the proxy named in the proxy card to vote with respect to:

  1.
  The election of any person as a director should the nominee be unable to serve, or for good cause, will not serve,

  2.
  Other proposals for which management did not have notice at least 45 days prior to the date on which we mailed our notice of annual meeting for the prior year's annual meeting of stockholders, and

  3.
  Matters incidental to the conduct of the meeting.

        On these other matters, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. At the time this Proxy Statement was mailed, we knew of no matters that needed to be acted upon at the meeting, other than those discussed in this Proxy Statement.

How many votes do I have?

        The number of votes you have is dependent on the number of shares of common stock you own. Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if you file with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request. Attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote in person?

        If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring a proxy card and letter from the nominee authorizing you to vote the shares and indicating that you were the beneficial owner of the shares on March 10, 2003, the record date for voting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies that are marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required for each proposal?

        The three nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

        In order to ratify the selection of independent accountants, the accountants must receive the affirmative vote of a majority of the votes represented and voting at the meeting. So, if you "abstain" from voting, it has the same effect as if you voted "against" this proposal.

        In order to approve any other matters that may properly come before the meeting, generally, a majority of those votes cast by stockholders shall be sufficient to pass on the matter. However, there may be occasions where a greater vote is required by law, or by our Certificate of Incorporation or Bylaws.

Who will bear the costs of solicitation of proxies?

        We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. The proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies.

STOCK OWNERSHIP

Who are the largest owners of Pelican Financial's common stock?

        Persons and groups owning in excess of 5% of the common stock are required to file reports with the Securities and Exchange Commission regarding their ownership pursuant to the Securities Exchange Act of 1934. Except as set forth in the following tables, we know of no person or entity, including any group of persons, who or which is the beneficial owner of more than 5% of the outstanding shares of common stock on the record date. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. So, for example, you beneficially own common stock not only if you hold it directly, but also if you hold it indirectly or, through a relationship, contract, or understanding, have, or share, the power to vote the stock, to sell it, or you have the right to acquire it within 60 days of the record date.

How much stock do Pelican Financial's directors and officers own?

        The following table shows the beneficial ownership of the Company's common stock as of March 10, 2003 by (i) our President and Chief Executive Officer; (ii) our four most highly compensated executive officers in 2002; (iii) each director and nominee for director; and (iv) by all directors and executive officers as a group.

Name of Individual	Beneficial Ownership of Pelican Financial (1)		Percent of Total
Nominees for Director:
Charles C. Huffman	2,052,710	(2)	46.23%
Brenda L Jones	2,100	(3)	0.05
Michael D. Surgen	20,400	(4)	0.46
Directors Continuing in Office:
Raleigh E Allen, Jr.	2,537	(5)	0.06
Robert C. Huffman	360,772	(6)	8.13
Howard M. Nathan	385		0.01
Timothy J. Ryan	1,200	(7)	0.03
S. Lynn Stokes	1,850	(8)	0.04
All directors and executive officers as a group (8 persons)	2,441,954	(9)	55.00%

  (1)
  Unless otherwise indicated, includes all shares held directly by the named individuals as well as by spouses, minor children in trust, and other forms of indirect ownership, over which shares the named individual effectively exercises sole voting and investment power with respect to the indicated shares.

  (2)
  Includes 34,760 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 22,440 shares of stock underlying options that are not exercisable within 60 days of the record date. Includes 9,900 shares of common stock owned by the spouse of Mr. Huffman for which Mr. Huffman disclaims beneficial ownership. Excludes 564,884 shares of common stock that are held a trust for the benefit of his two adult children for which Mr. Huffman disclaims beneficial ownership. 323,592 shares of common stock held in these trusts are included in Robert C. Huffman's total and 241,292 for the benefit of his daughter, Jennifer Goldstein, are not included in the table above.

  (3)
  Includes 1,850 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 1,900 shares of stock underlying options that are not exercisable within 60 days of the record date.

  (4)
  Includes 15,400 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 30,800 shares of stock underlying options that are not exercisable within 60 days of the record date.

  (5)
  Includes 1,850 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 1,900 shares of stock underlying options that are not exercisable within 60 days of the record date.

  (6)
  Includes 323,592 shares of common stock held in a trust for his benefit. Includes 20,900 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 11,000 shares of stock underlying options that are not exercisable within 60 days of the record date.

  (7)
  Includes 200 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 800 shares of stock underlying options that are not exercisable within 60 days of the record date.

  (8)
  Includes 1,850 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 1,900 shares of stock underlying options that are not exercisable within 60 days of the record date.

  (9)
  Includes 76,810 shares of common stock underlying options that are exercisable within 60 days of the record date. Excludes 70,740 shares of stock underlying options that are not exercisable with 60 days of the record date. Excludes 241,292 shares of common stock that are held in a trust for the benefit of his adult daughter, Jennifer Goldstein, not employed by the Company for which Mr. Huffman disclaims beneficial ownership.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Election of Directors

        General.    We have nominated three directors for election at the annual meeting, which is the number of directorships fixed for the election of directors. In addition, the Board is searching for a financial expert to fill the vacancy left by Michael L. Hogan, who also served as Chairman of the Audit Committee. Effective January 2003, Michael L. Hogan resigned from the Board of Directors and accepted a position as Senior Vice President and Chief Financial Officer of Pelican National Bank.

        We will nominate the persons named below, all of whom are present members of the Board of Directors of the Company, for election to serve until the annual meeting of shareholders for the year ended December 31, 2005. The Board will cast its votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board.

        The Nominees.    The directors standing for reelection are:

Name of Individual	Age (1)	Principal Occupation for Last Five Years
Charles C. Huffman	59	Chief Executive Officer and Chairman of the Board of Pelican Financial and Pelican National Bank since March 1997. Chairman of the Board of Washtenaw Mortgage Company since founding in 1981.
Michael D. Surgen	47
		Director of Pelican Financial since October 1998. President and a director of Pelican National since 1998. From 1996 to 1998, self-employed managing own investments. From 1981 to 1996, employed by Eastern Savings Bank, FSB, Hunt Valley, Maryland, serving as President from 1992 to 1996 and as an Executive Vice President from 1981 to 1992.
Brenda L. Jones	39
		Director of Pelican Financial since November 1999. Ms. Jones has been employed by Arbor Text as Vice President of Services since the fall of October 2000. Ms. Jones was employed by NSF International, until September 2000 as Vice President and Chief Information Officer since 1998. From 1991 to 1998, Ms. Jones was employed by Coopers & Lybrand, Detroit, Michigan, most recently as the Director of Entrepreneurial Consulting.

(1)
As of December 31, 2002

        Directors Continuing in Office.    The directors continuing in office are:

Name of Individual	Age (1)	Principal Occupation for Last Five Years
Robert Charles Huffman	32	Director of Pelican Financial and President of Washtenaw Mortgage Company since January 2001. Mr. Huffman has held various management-level positions with Washtenaw since 1993, including Vice President of Secondary Marketing since 1999 and Vice President of Servicing, Information Technology and Retail Lending since 1999. Mr. Huffman served on the Fannie Mae's Secondary Marketing Advisory Council from 1996 to 1998. Robert C. Huffman is the son of Charles C. Huffman.
Howard M. Nathan	33
		Director of Pelican Financial and Vice President and Chief Financial Officer of Pelican Financial and Washtenaw since April 2000. Controller of Washtenaw from December 1999 to March 2000. Previously worked as Controller of Adval Communications from April 1999 to November 1999. Adval Communications was in the broadcast messaging industry. Worked at Arthur Andersen from December 1998 to March 1999 as Senior Auditor. Employed at Grant Thornton, LLP from September 1996 to November 1998 as a Senior Auditor. Worked at Republic Bancorp Mortgage from December 1992 to August 1996 in various positions including Controller for the final year.
Raleigh E. Allen, Jr.	60
		Director of Pelican Financial since March 1999. Mr. Allen has been employed by Ross Mortgage Corporation as a Vice President since April 1999. Mr. Allen was employed by the Mortgage Guaranty Insurance Corporation from 1973 until December 1998, most recently serving as an Account Manager for Eastern Michigan.
Timothy J. Ryan	52
		Director of Pelican Financial since October 2000. Mr. Ryan has been a consultant to the mortgage industry since July 2000. From January 1983 to June 2000 Mr. Ryan was employed by Fannie Mae, most recently as Vice President — Technology Marketing.
S. Lynn Stokes	56	Director of Pelican Financial since July 1999. Consultant to the financial institution industry since 1986 from his office in Sun Center City, Florida.

(1)
As of December 31, 2002.

        The Board of Directors and Committees.    Our Board of Directors generally meets on a quarterly basis, or as needed. During the year ended December 31, 2002, our Board of Directors met four times. No director attended fewer than 75% in the aggregate of (a) the total number of board meetings held while the director was a member during the year ended December 31, 2002 and (b) the total number of meetings held by committees on which the director served during the year.

        Our full Board of Directors acts as a nominating committee for the annual selection of nominees for election as directors. While the Board of Directors will consider nominees recommended by shareholders, it has not actively solicited recommendations from shareholders for nominees nor, conditioned on compliance with the procedural requirements contained in our Certificate of Incorporation, established any procedures for this purpose. Our Board of Directors met one time in its capacity as the nominating committee during 2002.

        We did not have a compensation committee at the holding company level because Pelican Financial has no employees. Pelican National's and Washtenaw's full Boards of Directors act as compensation committees for both Washtenaw and Pelican National, respectively. Washtenaw's Board did not meet in this capacity during 2002 and Pelican National's Board met one time in this capacity during 2002 to examine the performance and approve the compensation of the officers. Employee members of the Boards of Directors did not participate in the consideration of their own compensation.

        Effective for 2003, all outside members of the Pelican Financial Board of Directors will act as the Compensation Committee to determine the compensation packages for employee members of the Board of Directors

        Our Audit Committee consists of directors Raleigh E. Allen, Jr. and Brenda Jones. The company is actively pursuing an additional individual to serve on the Board of Directors and as Chairman of the Audit Committee who will meet the definition of "financial expert" under the Sarbanes-Oxley Act of 2002. Currently S. Lynn Stokes is advising the Audit Committee until a replacement can be appointed. Mr. Stokes does not meet the independence requirements due to his consulting relationship with Pelican Financial.

        The purpose of the Audit Committee is to direct the activities of the external auditors to fulfill the legal and technical requirements necessary to adequately protect the directors, shareholders, and employees. The Audit Committee is responsible for reviewing our auditing programs, overseeing the quarterly regulatory reporting process, overseeing internal compliance audits as necessary, receiving and reviewing the results of each external audit, and reviewing management's response to auditors' recommendations. The Audit Committee met four times in 2002.

        Recommendation.    The Board recommends a vote "FOR" all three nominees for director.

Proposal 2: Ratification of appointment of independent public accountants.

        We have appointed Crowe, Chizek and Company LLP as independent public accountants for the year ending December 31, 2003. If you do not ratify the selection of independent accountants, the Audit Committee and the Board will reconsider the appointment. However, even if you ratify the selection, the Board may still appoint new independent accountants at any time during the year if it believes that a change would be in our best interests and the best interest of our shareholders.

        Recommendation.    The Board of Directors recommends a vote "FOR" the ratification of the selection of Crowe, Chizek and Company LLP as Pelican Financial's independent accountants for the year ending December 31, 2003.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

How do we compensate directors?

        Non-employee directors of Pelican Financial receive $600 per meeting of the Board of Directors attended. Each member of the Board of Directors of Pelican National receives a fee of $400 per month. Additionally, each non-employee member of a committee of the Board of Directors of Pelican Financial receives a fee of $100 per committee meeting. Non-employee directors also receive a $2,000 annual retainer fee. Members of the Board of Directors of Washtenaw Mortgage do not receive a fee for service on the Board of Washtenaw Mortgage. We paid a total of $15,300 in the year ended December 31, 2002 as directors' fees. Directors are also eligible to receive stock options and stock appreciation rights pursuant to Pelican Financial's stock option and incentive plan. See "—Stock Option and Incentive Plan."

How do we compensate executive officers?

        Summary of Cash and Certain Other Compensation.    We have no full time employees, but rely on the employees of Washtenaw Mortgage and Pelican National for the limited services that we require. All compensation paid to our officers and employees is paid by Washtenaw Mortgage or Pelican National, as appropriate.

        The following table contains information on the cash and non-cash compensation awarded to or earned by our Chief Executive Officer and each executive officer of Pelican Financial that earned a salary and bonus in excess of $100,000 during the fiscal years ended December 31, 2002, 2001, and 2000. No other executive officer of Pelican Financial or person performing a similar policy making function for us had a salary and bonus in excess of $100,000 during these same periods for services rendered in all capacities to Pelican Financial.

		Annual Compensation				Long Term Compensation
Name and principal position	Period Ended	Salary	Bonus	Other Annual Compensation(1)		Securities Underlying Options (#)	All other Compensation
Charles C. Huffman Chief Executive Officer and Chairman of the Board of Pelican Financial; Chairman of the Board of Pelican National and Washtenaw Mortgage	12/31/02 12/31/01 12/31/00	$247,023 225,750 226,618	$392,479 654,369 300	$ $	0 0 0	0 0 0	$3,000 2,750 2,550	(2) (3) (2)
Howard M. Nathan Chief Financial Officer of Pelican Financial and Washtenaw Mortgage	12/31/02 12/31/01 12/31/00	$133,919 114,020 93,385	$156,992 261,748 300	$ $	0 0 0	0 0 0	$3,100 2,650 0	(4) (5)
Michael Surgen Director of Pelican Financial; President of Pelican National	12/31/02 12/31/01 12/31/00	$166,241 151,023 145,450	$218,144 85,000 182,208	$ $	230,179 0 0	0 0 0	$9,937 9,419 8,969	(6) (7) (8)
Robert C. Huffman Director of Pelican Financial; President of Washtenaw Mortgage	12/31/02 12/31/01 12/31/00	$158,664 142,646 114,654	$566,915 945,199 300	$ $	0 0 0	0 0 0	$3,000 2,750 2,049	(9) (10) (9)

(1)
For the years December 31, 2002, 2001 and 2000, there were no:
a.
perquisites over the lesser of $50,000 or 10% of any of the above named executive officers' total salary and bonus;
b.
payments of above-market preferential earnings on deferred compensation;
c.
tax payment reimbursements; or
d.
preferential discounts on stock.

(2)
Represents amounts contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman. Represents $2,550 contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman and a $200 payment of a wellness allowance.
(3)
Represents amounts contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman.
(4)
Represents $3,000 contributed to Pelican Financial's 401(k) plan for the account of Mr. Nathan and a $100 payment of a wellness allowance.
(5)
Represents $2,550 contributed to Pelican Financial's 401(k) plan for the account of Mr. Nathan and a $100 payment of a wellness allowance.
(6)
Represents $3,000 contributed to Pelican Financial's 401(k) plan for the account of Mr. Surgen, payment of an auto allowance of $5,850 and $1,087 paid by the company for a life insurance policy.
(7)
Represents $2,550 contributed to Pelican Financial's 401(k) plan for the account of Mr. Surgen, payment of an auto allowance of $5,850 and $1,019 paid by the company for a life insurance policy.
(8)
Represents $2,550 contributed to Pelican Financial's 401(k) plan for the account of Mr. Surgen, payment of an auto allowance of $5,400 and $1,019 paid by the company for a life insurance policy.
(9)
Represents amounts contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman.
(10)
Represents $2,550 contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman and a $200 payment of a wellness allowance.

What other benefits do Directors and Executive Officers receive?

        401(k) Savings Plan.    We sponsor a tax-qualified defined contribution savings plan (commonly known as a 401(k) Plan) for the benefit of our employees and the employees of Washtenaw Mortgage and Pelican National. Employees become eligible to participate in the 401(k) Plan after reaching age 21 and completing one year (including 1,000 hours) of service. Pursuant to the 401(k) Plan, employees may voluntarily elect to defer compensation, not to exceed applicable limits under the Code (i.e., $11,000 in calendar year 2002). We match 50% of the employee contributions up to 3.0% of the participant's contribution. Matching contributions vest over a six year period beginning after the second year at a rate of 20% per year, or become 100% vested upon termination of employment due to death, disability, or retirement. We may make additional contributions but are not obligated to do so. Employee contributions are immediately vested.

        Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age pursuant to the 401(k) Plan is age 65. Additionally, funds in the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Internal Revenue Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974 (otherwise known as "ERISA"), and the requirements of Section 401(a) of the Internal Revenue Code. For the years ended December 31, 2002, 2001 and 2000 we incurred expenses of approximately $101,000, $92,000, and $60,000, respectively relating to the 401(k) Plan.

  Stock Option and Incentive Plan.

        Our Board of Directors and the Boards of Directors of Pelican National and Washtenaw Mortgage adopted the 1997 Stock Option and Incentive Plan upon completion of the organization of Pelican National. 440,000 shares of common stock were reserved for issuance by us to be issued upon the exercise of stock options to be granted to our officers, directors, and employees and the officers, directors, and employees of Pelican National and Washtenaw Mortgage from time to time pursuant to the option plan. The purpose of the option plan is to provide additional performance and retention incentives to officers, directors, and employees by facilitating their purchase of a stock interest in us. The option plan provides for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors of Pelican Financial pursuant to the option plan. Directors and executive officers of Pelican Financial, Pelican National, and Washtenaw Mortgage received an initial grant of options upon the consummation of the organization of Pelican National. The options vest over a period determined by the option plan committee. Options are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance.

        We receive no monetary consideration for the granting of stock options pursuant to the option plan, however, we receive the option price for each share issued to optionees upon the exercise of the options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares we purchase in the open market, however, no purchases in the open market will be made that would violate applicable regulations restricting purchases by Pelican Financial. The exercise of options and payment for the shares received would contribute to our equity.

        During the year ended December 31, 2002, we granted 5,000 options pursuant to the option plan. At December 31, 2002, there were options covering 205,950 shares of common stock outstanding pursuant to the option plan. As of December 31, 2002, 38,830 options granted pursuant to the option plan have been exercised.

        During the year ended December 31, 2002 no options were granted to the officers listed in the compensation table on page 8.

        The following table contains information on (a) the number of shares acquired by any of the named persons upon exercise of stock options during the year ended December 31, 2002, (b) the value realized through the exercise of any options, and (c) the number of unexercised options held by the person, including both those which are presently exercisable and those which are not presently exercisable.

Aggregated Option Exercises in Last Fiscal Year
And FY-End Option Values

Name	Shares acquired on exercise	Value realized	Number of unexercised options exercisable/unexercisable		Value of unexercised in-the-money options exercisable/unexercisable
Charles C. Huffman	0	0	34,760	22,440	$360	$90
Robert C. Huffman	0	0	20,900	11,000	5,900	0
Howard M. Nathan	0	0	0	0	0	0
Michael D. Surgen	33,000	$235,605	15,400	30,800	17,700	35,400

        Employment agreement with the President and Chief Executive Officer of Pelican National Bank. Pelican National entered into an employment agreement in March 31, 1998 with Michael D. Surgen, President and Chief Executive Officer of Pelican National and a director of Pelican Financial and Pelican National. The employment agreement provides for a term of five years, with the initial annual base salary payable by Pelican National in the amount of $120,000. The base salary can be increased each year at the discretion of Pelican National's Board of Directors. The employment agreement will terminate upon Mr. Surgen's death or medical or legal disability and is terminable by Pelican National for "just cause" as defined in the Employment Agreement.

        The employment agreement also provides that Mr. Surgen will be granted incentive stock options to purchase 88,000 shares of common stock pursuant to Pelican Financial's stock option and incentive plan upon the achievement of certain performance goals in the first five years of Pelican National's operation. Mr. Surgen will forfeit options related to 22,000 shares per year in which the performance goals are not met. In addition, Mr. Surgen is also entitled to be granted options to purchase an additional 22,000 shares per year through the sixth year of Pelican National's operations for superior performance, which is defined in the employment agreement as a return on equity in excess of 13.5% and a return on assets in excess of 1.10%. As of December 31, 2002, Mr. Surgen has been granted 66,000 incentive stock options related to his employment agreement, 11,000 at the time of the initial public offering in November of 1999 and 2,200 in his capacity as a director of Pelican Financial.

REPORT OF THE BOARDS OF DIRECTORS
ON EXECUTIVE COMPENSATION

What is our philosophy on executive compensation?

        Because we do not have any employees, compensation decisions are made by the Pelican National and Washtenaw Mortgage Boards of Directors applicable to employees of the respective companies. For Washtenaw Mortgage this included Charles C. Huffman, Robert C. Huffman and Howard M. Nathan. For Pelican National this included Michael D. Surgen. Executive officers that also sit on the Board of Directors with responsibility for determining their salaries do not participate in their own compensation decisions.

        As an organization, we have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified employees. Our compensation practices encourage and motivate these individuals to achieve superior performance. This underlying philosophy pertains specifically to executive compensation, as well as employee compensation at all other levels throughout the organization.

        There are three principal components of the executive compensation program. These components are base salary compensation, bonus compensation (performance compensation), and incentive compensation.

        Base Salary.    For 2002, we determined the base salary compensation for each of the executive officers. We first established a range of base salary compensation for each executive. The salary range is based on compensation committee recommendations and other salary information and considerations for people in comparable positions with comparable sized companies within the wholesale banking sector for Washtenaw Mortgage and the retail banking sector for Pelican National. Washtenaw Mortgage and Pelican National attempt to compensate its executives by paying base salary equivalent to the average of the peer group. This reflects our desire to pay a base salary that is competitive with our peers while at the same time aligning the compensation structure of Pelican Financial with shareholders by providing the executive officers with a bonus tied to performance.

        We predicate the base salary on the executive's ability, experience, past and potential performance and contribution to Pelican Financial, Washtenaw Mortgage, and Pelican National, as appropriate. Furthermore, we seek to establish the base salary so that we will have the ability to increase these base salaries within the salary ranges in future years based on the executive's performance. The full Boards of Directors approved the actual base salary for each executive officer.

        We will evaluate and adjust the range of each executive's base salary, if appropriate, in subsequent years, based on future salary surveys, comparable salary information and other considerations. Base salary adjustments for each executive will be predicated primarily on performance and the executive's position in the base salary range. We conduct performance evaluations at least annually. We base the evaluations on results achieved. These results are measured against specific performance standards established at the beginning or during the course of the year. For example, Michael D. Surgen's compensation is heavily dependent on performance objectives and standards based on, among other things, deposit growth, loan growth, fee income, expense control, and net earnings.

        Bonus.    We base bonus compensation on various financial indicators. For Pelican National, these indicators are such things as return on equity, return on assets, and other specific performance criteria. Pelican National must achieve a minimum return on equity and return on average assets for Michael D. Surgen to receive a bonus. This criterion provided for a minimum return on average equity of 10.0% and a minimum return on average assets of 1.125% for 2002. Pelican National's actual return on average equity for 2002 was 1.21% and return on average assets for 2002 was 14.19%. The Board of Directors of Pelican National and Pelican Financial also can approve discretionary bonuses. Executive officers do not participate in their own bonus decisions.

        Washtenaw Mortgage has adopted a bonus program whereby a bonus pool is created for the benefit of executive officers, managers, and directors of Washtenaw Mortgage. The bonus pool consists of 25% of Washtenaw Mortgage's net income before taxes and bonus. Based on a formula for the distribution of the bonus pool, Howard M. Nathan, Vice President and Chief Financial Officer of Washtenaw Mortgage is entitled to receive 9%, Robert C. Huffman, president of Washtenaw Mortgage, is entitled to receive 32.5% of the total bonus pool and Charles C. Huffman, chairman of the Board of Washtenaw Mortgage, is entitled to receive 22.5% of the total bonus pool.

        Incentive Compensation.    We have two compensation plans that provide long-term incentives for our executive officers. They are the stock option and incentive plan and the 401(k) Plan.

        The stock option plan aligns the interests of key employees, including the executive officers, with those of our shareholders. We provide these employees with an incentive to achieve superior performance by granting them long-term options to purchase our common stock at a fixed exercise price that equals the fair market value of the underlying stock on the date of the grant. The Stock Option Committee administers the stock option plan. This committee has the authority to select the key employees eligible for the stock options and the number of options they will receive. The members of the Stock Option Committee do not utilize any performance goals in determining the number of options to be granted, nor do they consider the number of options previously granted to an executive officer. Rather, the members base the award of stock options on their own analysis of that employee's contribution to Pelican Financial, including an assessment of the employee's responsibilities, as well as the employee's commitment to our future. In 2002, the Stock Option Committee awarded stock options to the executive officers and in the amounts set forth above under "Director and Executive Officer Compensation."

        The 401(k) Plan primarily provides retirement benefits to all eligible employees, including the executive officers. A summary description of the 401(k) Plan is set forth above under "Director and Executive Officer Compensation."

        Severance Agreements.    Pelican Financial has entered into a severance agreement with Mr. Surgen, Mr. Nathan and Mr. Robert C. Huffman. They are entitled to receive an amount equal to 2.99 times their average base salary, plus bonus compensation in the prior year five years if his employment is terminated as a result of a change in control of Pelican Financial or Washtenaw in the case of Mr. Huffman and Mr. Nathan and Pelican Financial or Pelican National in the case of Mr. Surgen.

How do we compensate our President and Chief Executive Officer?

        Mr. Huffman, the President and Chief Executive Officer of Pelican Financial and Chairman of the Boards of Washtenaw Mortgage and Pelican National, received compensation for his services during 2002 based primarily on review of compensation paid for similarly sized companies within the Mortgage Banking Industry.

        Pelican Financial uses the average base salary and average bonus amounts paid to Chief Executive Officers of Independent Mortgage Companies for similarly sized mortgage banking companies as published in the 1998 Mortgage Bankers Association's Mortgage Banking Compensation survey as its guide in setting the compensation of Mr. Huffman.

Dated: January 18, 2003

For Washtenaw Mortgage Charles C. Huffman, Chairman Robert C. Huffman Howard M. Nathan	For Pelican National Charles C. Huffman, Chairman Michael Carr Jay Crandall Robert Fenton Michael Surgen Jeffrey Zimm S. Lynn Stokes Michael L. Hogan	For the Stock Option/Compensation Committee Raleigh E. Allen, Jr. Brenda L. Jones S. Lynn Stokes Timothy J. Ryan

        Report of the Board of Directors on executive compensation not to be incorporated by reference.

        This report of the Board of Directors on executive compensation should not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Charles C. Huffman, Director, President, and Chief Executive Officer of Pelican Financial, and Michael D. Surgen, Director of Pelican Financial and President of Pelican National, serve on the Board of Directors of Pelican National. Howard M. Nathan, Vice President and Chief Financial Officer of Pelican Financial and Washtenaw Mortgage, also serves on the Board of Directors of Pelican Financial. Charles C. Huffman, President of Washtenaw Mortgage, also sits on the Board of Directors of Pelican Financial. Executive officers that also sit on the Board of Directors with responsibility for determining their salaries do not participate in deliberations with regard to their own compensation. None of the members of the Stock Option Committee during 2002 were an officer or employee of Pelican Financial, Washtenaw Mortgage, or Pelican National.

PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in our cumulative total shareholder return (stock price appreciation plus reinvested dividends) on our common stock with (i) American Stock Exchange Index of US listed companies, (ii) the Nasdaq Financial Institution Index, a published line of business index and (iii) the SNL Bank Index consisting of publicly traded banks with $250 to $500 million in assets. The graph assumes an initial investment of $100 on November 11, 1999, the date our common stock began to be traded on the American Stock Exchange following the completion of our initial public offering and reinvestment of dividends. The point on the graph represents the performance as of the last business day of the year. The graph is not necessarily indicative of future price performance.

Total Return Performance

	Period Ending
Index
	11/11/99	12/31/99	12/31/00	12/31/01	12/31/02
Pelican Financial, Inc.	100.00	53.12	26.48	88.70	75.58
AMEX	100.00	107.05	109.59	103.46	100.63
NASDAQ Financial Index*	100.00	96.66	104.40	114.71	117.87
SNL $250M-$500M Bank Index	100.00	95.88	92.32	131.16	169.13

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago, 2003. Used with permission. All rights reserved. crsp.com

REPORT OF THE AUDIT COMMITTEE

        Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with auditing standards generally accepted in the United States of America. The Audit Committee has the responsibility to monitor and oversee these processes.

        The Audit Committee reviewed with The Outsourcing Partnership, internal auditors for Pelican National, and the independent accountants the overall scope and specific plans for their respective audits.

        Without management representation, the Audit Committee met separately with the independent accountants to review the results of their audit, their evaluation of our internal controls, and the overall quality of the our accounting and financial reporting.

        In fulfilling its responsibilities, the Audit Committee recommended to the Board of Directors, the selection of our independent accountants, Crowe, Chizek and Company LLP. The firm has discussed with the Audit Committee and provided written disclosures to the Audit Committee on (1) that firm's independence as required the Independence Standards Board and (2) the matters required to be communicated under auditing standards generally accepted in the United States of America.

Relationship with Independent Accountants

        Crowe Chizek, who performed audit services for us in 2002, including an examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission, has served as our accountants since 1998. Crowe Chizek performed all of its services in 2002 at customary rates and terms. Representatives of Crowe Chizek will be present at the meeting, will be available to respond to your appropriate questions and will be able to make such statements as they desire.

  Financial information systems design and implementations fees

        Crowe Chizek did not provide us any financial information system design and implementation fees

Audit fees
Aggregate fees billed for audit of our 2002 financial statements and review of our 2002 quarterly Forms 10-Q	$94,500
All other fees
Aggregate fees billed for 2002 for all other services	$5,500

        "All other services" includes (i) Federal Home Loan Bank collateral verification procedures, and (ii) assistance with evaluating the effect of corporate structure changes and various accounting and reporting issues.

The Audit Committee reviews summaries of the services provided by Crowe, Chizek and Company LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe, Chizek and Company LLP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have adopted a policy that all transactions between Pelican Financial and our officers, directors, and shareholders owning 5% or more of the common stock will be made on terms no less favorable than could be obtained from third parties.

        Pelican National, like many financial institutions, has adopted a policy regarding the making of loans to officers and directors. The policy provides that these loans:

  •
  Will be made in the ordinary course of business,

  •
  Will be made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with Pelican National's other customers, and

  •
  Will not involve more than the normal risk of collectibility or present other unfavorable features.

        All loans by Pelican National to its directors and executive officers are required to comply with regulations restricting loans and other transactions with affiliated persons of Pelican National.

        Washtenaw Mortgage has adopted a policy giving all employees, including officers and directors, discounts on mortgage loans. Washtenaw Mortgage makes these loans on terms that yield no profit or loss to Washtenaw Mortgage upon the sale of the loan to the secondary market. The following table contains information regarding the indebtedness of executive officers, directors, and members of the immediate family of an executive officer or director of Pelican Financial who are or were indebted to Washtenaw Mortgage or Pelican National at any time since January 1, 2002 in an amount in excess of $60,000.

        The information below includes amounts originated before December 31, 2002.

Name and Position	Date of Loan	Type of Loan	Largest Amount Outstanding Since January 1, 2001	Balance at December 31, 2001	Interest Rate
Adam and Jennifer Goldstein Relation to Charles C. Huffman, President, CEO, and Chairman of Pelican Financial; Chairman of Washtenaw and Pelican National	8-13-2002	Mortgage	$199,125	$198,555	6.25%
Stuart and Emily Nathan Relation to Howard M. Nathan, Director and CFO of Pelican Financial; CFO of Washtenaw	9-25-2002	Mortgage	$241,900	$241,382	5.63%
Michael D. Surgen Director of Pelican Financial; President of Pelican National
Howard M. Nathan Director and CFO of Pelican Financial; CFO of Washtenaw	8-16-2002	Mortgage	$164,300	$161,673	4.88%
Charles C. Huffman, President, CEO and Chairman of Pelican Financial: Chairman of Washtenaw and Pelican National	4-23-2001	Mortgage	$130,000	$15,000	6.75%
Charles C. Huffman, President, CEO and Chairman of Pelican Financial: Chairman of Washtenaw and Pelican National	8-29-2002	Mortgage	$299,500	$298,465	5.25%

        From time to time S. Lynn Stokes provides consulting services to Pelican Financial. During 2002 Pelican Financial paid consulting fees of $24,000 to Mr. Stokes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. The Securities and Exchange Commission requires executive officers, directors and greater than ten-percent shareholders to furnish to us copies of all forms they file pursuant to this requirement.

        Based solely on our review of these reports and of certifications furnished to us, we believe that during the fiscal year ended December 31, 2002 all executive officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

ANNUAL REPORT AND FORM 10-K

        We distribute our Annual Report, which includes our Form 10-K for the year ended December 31, 2002, to our shareholders with this Proxy Statement. The Annual Report to Stockholders is not treated as a part of the proxy solicitation material or as having been incorporated in this Proxy Statement by reference. Our Form 10-K contains our consolidated financial statements and the report thereon of Crowe, Chizek and Company LLP, our independent public accountants.

        Upon written request of any person entitled to vote at the meeting, addressed to the Secretary of Pelican Financial, at 3767 Ranchero Drive, Ann Arbor, Michigan 48108, we will provide, without charge, an individual copy of the our Annual Report, which includes our Form 10-K, without exhibits, including the financial statements and the schedules filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

PROPOSALS BY SHAREHOLDERS

        If you wish to submit a proposal for consideration at the Annual Meeting of Shareholders to be held in 2004, you may do so by following the procedures prescribed in the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement and proxy material, our Secretary must receive your proposals no later than November 23, 2003.

                      PELICAN FINANCIAL, INC.

                      Charles C. Huffman
                      President and Chief Executive Officer

Dated: March 25, 2003
Ann Arbor, Michigan

REVOCABLE PROXY

PELICAN FINANCIAL, INC.

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of
Stockholders to be held on April 24, 2003 (the "Meeting").

        The undersigned hereby appoints the Board of Directors of Pelican Financial, Inc. (the "Company"), or its designee, with the power of substitution, to act as attorneys and proxies for the undersigned, to represent and to vote, as designated below, all shares of common stock of the Company, which the undersigned is entitled to vote at the Meeting and at any adjournment thereof.

(Continued, and to be dated and signed on other side)

A ☒	Please mark your votes as in this example using dark ink only.
THE DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2.
		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	The election as directors the nominees listed below:	☐	☐	2.	The ratification of the appointment of Crowe Chizek and Company LLP as independent auditors of Pelican Financial, Inc. for the fiscal	☐	☐	☐
	Charles C. Huffman Brenda L. Jones				year ending December 31, 2003.
	Michael D. Surgen				Please check here if you plan to attend the Meeting.			☐
INSTRUCTIONS: To withhold your vote for any individual nominee, insert the nominee's name on the line provided below.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter that may properly come before the Meeting.

Should the signatory(ies) be present and elects to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of the Company at the Meeting of such person's decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The signatory(ies) may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Secretary of the Company of his or her decision to terminate this proxy.
The signatory(ies) acknowledge(s) receipt from the Company prior to the execution of this proxy of Notice of the Meeting, a Proxy Statement dated March 25, 2003, and an Annual Report to Stockholders.
		Dated:	, 2003

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER
Please sign exactly as your name appears on this Proxy card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title.
If shares are held jointly, each holder should sign.				PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD
  Proposal 2: Ratification of appointment of independent public accountants.
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
REPORT OF THE BOARDS OF DIRECTORS ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
Total Return Performance
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT AND FORM 10-K
PROPOSALS BY SHAREHOLDERS